Exhibit 99.1

Fortistar Sustainable Solutions Corp. Announces Pricing of Upsized $225 Million Initial Public Offering

NEW YORK – January 26, 2021 -- Fortistar Sustainable Solutions Corp. (the “Company”), a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the pricing of its initial public offering of 22,500,000 units at a price of $10.00 per unit. The units will be listed on the NASDAQ Capital Market and trade under the ticker symbol “FSSIU” beginning January 27, 2021. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A common stock and redeemable warrants are expected to be listed on the NASDAQ Capital Market under the symbols “FSSI” and “FSSIW,” respectively.

Credit Suisse and BofA Securities are serving as the underwriters for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,375,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, telephone: 1-800-221-1037 or by emailing: usa.prospectus@credit-suisse.com or from BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001 or by emailing: dg.prospectus_request@bofa.com.

The registration statements relating to the securities have been declared effective by the Securities and Exchange Commission (“SEC”) on January 26, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and search for and/or completion of an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will complete an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statements and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Fortistar Sustainable Solutions Corp.
1 North Lexington Ave
White Plains, NY 10601
T: 914-421-4900
FSSI@fortistar.com